Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arbitron Inc:
We consent to the use of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Arbitron Inc. (the Company), as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity (deficit), comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference herein.
Our report relating to the consolidated financial statements refers to the Company’s adoption of the measurement date provisions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans (included in FASB ASC Topic 715, Compensation-Retirement Benefits) as of December 31, 2008.
/s/ KPMG LLP
Baltimore, Maryland
November 3, 2010